Exhibit 10.2

December 28, 2008

Citibank (South Dakota), N.A.

701 East 60th Street North

Sioux Falls, SD 57117

Attn. Senior Vice President

Re:	Amended and Restated Merchant Services Agreement dated as of February 1, 2004 by and between Office Depot, Inc. and Citibank (South Dakota), N.A.

Dear Senior Vice President:

Reference is made to Citibank’s letter of December 22, 2008 relative to the Amended and Restated Merchant Services Agreement dated as of February 1, 2004 by and between Office Depot, Inc. (“Office Depot”) and Citibank (South Dakota), N.A. (“Citi”), as amended (the “Agreement”). In that letter, Citi noted to Office Depot that the December 15, 2008 rating downgrade of Office Depot’s senior unsecured debt by Standard & Poors constitutes a Material Adverse Change in the condition of Company (a “MAC”), entitling Citi to terminate the Agreement and cause Office Depot to purchase the program Assets (the “MAC Event”). Office Depot has requested a temporary standstill of Citi’s rights triggered by the MAC Event until March 31, 2009. Citi has indicated its willingness to grant a limited standstill of its right to terminate based upon the MAC Event, but only upon certain terms as set forth herein. This letter (the “Letter Agreement”) memorializes the parties’ agreement relative to these events, and supplements the Agreement in certain respects. Capitalized terms used herein and not otherwise defined shall have the meaning assigned in the Agreement.

First, Office Depot hereby waives its early termination right contained in Section 6.2(a) of the Agreement.

Second, Office Depot shall establish a standby letter of credit in a form and content and issued by a financial institution acceptable to Citi in the amount of $25,000,000 for a term of one (1) year from its date of issuance (the “LC”). The LC shall be drawn by Citi if: (a) for any reason, Office Depot fails to fund the Required Reserve Amount; (b) Office Depot fails to pay Citi for any and all Chargebacks; and/or (c) Office Depot fails to pay any and all other obligations owed under the Agreement.

Upon Citi’s receipt of this letter, duly executed by an authorized officer of Office Depot, Citi shall issue to Office Depot a letter good through the close of business on Friday, January 2, 2009 (the “First Standstill Period”), indicating Citi’s willingness to stand still on its right to terminate the Agreement due to the MAC Event. If Citi receives a LC that is acceptable to Citi prior to the end of the First Standstill Period, Citi shall issue to Office Depot a letter good through the close of business on March 31, 2009 indicating Citi’s willingness to stand still on its right to terminate the Agreement due to the MAC Event (the “Second Standstill Period”). In the event Citi does not receive the LC by the end of the First Standstill Period, or upon the expiration of the Second

6600 North Military Trail    |    Boca Raton, FL 33496    |    T + 561.438.4800

Standstill Period, Citi shall be returned to the same position with respect to the MAC Event as it exists as of the date of this letter, and shall be entitled to exercise any and all rights it has under the Agreement arising from the MAC Event.

By agreeing to the terms contained in this Letter Agreement, Citi does not waive and has not waived any default by Office Depot under the Agreement other than the limited standstill of Citi’s right to terminate as discussed herein, and Citi expressly reserves all of its rights to take any and all actions, and exercise any and all remedies at any time under the Agreement and under applicable law as a result of the occurrence of any such event. Nothing contained herein or in any stand still letter, nor Citi’s willingness to meet with Office Depot as currently scheduled, shall be deemed to be a waiver of any such rights or remedies, or of any default which may occur or has already occurred under the Agreement, except as expressly limited herein or therein.

Please sign a copy of this letter where provided below, representing Citi’s agreement to the terms of this Letter Agreement.

I look forward to the opportunity to talk with you soon.

Very truly yours,

/s/ Michael D. Newman
Michael D. Newman
Executive Vice President & Chief Financial Officer

Accepted and Agreed:

Citibank (South Dakota), N.A.

By:	/s/ Jeffrey D. Gednalske
Name:	Jeffrey D. Gednalske
Title:	Vice President & Associate General Counsel

2